UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LSB Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-1348147

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One LSB Plaza, Lexington, North Carolina	27292

(Address of Principal Executive Offices)	(Zip Code)

LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees

(Full Title of the Plan)

Robert F. Lowe
One LSB Plaza, Lexington, North Carolina 27292

(Name and Address of Agent For Service)

(336) 248-6500

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee

Common Stock, par value $5.00 per share	750,000 shares	$16.20	$12,150,000	$1,539.41

     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1) This Registration Statement relates to such indeterminable number of shares of additional Common Stock of LSB Bancshares, Inc. (“LSB”) as may be issuable as a result of a recapitalization, stock split or other corporate event or transaction as more fully described in the LSB Comprehensive Equity Compensation Plan for Directors and Employees (the “Plan”).

(2) The filing fee has been calculated in accordance with Rule 457(c) and (h) based on the average of the high ($16.30) and low ($16.10) prices of LSB’s shares of Common Stock reported on the Nasdaq National Market on August 18, 2004.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     LSB has omitted the information required by Part I of Form S-8 relating to the Plan in accordance with the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by LSB and the Plan with the SEC are incorporated by reference herein and shall be deemed a part hereof:

(a)	The Annual Report of LSB on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Quarterly Report of LSB on Form 10-Q for the fiscal quarter ended March 31, 2004, filed with the SEC on May 7, 2004, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c)	The Quarterly Report of LSB on Form 10-Q for the fiscal quarter ended June 30, 2004, filed with the SEC on August 6, 2004, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(d)	The Current Reports of LSB on Form 8-K, filed with the SEC on January 7, 2004, January 15, 2004, March 24, 2004, April 16, 2004, May 20, 2004, May 21, 2004 and July 16, 2004, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(e)	All other reports filed by LSB with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003.

(f)	The description of LSB’s Common Stock and any rights issued in connection therewith contained in LSB’s Registration Statements on Form 8-A filed with the SEC on April 29, 1988 (as amended by Amendment No. 1 on Form 8, dated October 30, 1991) and March 6, 1998 pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such descriptions.

     All documents filed by LSB or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation, as authorized by its board of directors, may pay expenses incurred by a director or officer in defending a proceeding in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation.

     LSB’s Bylaws and Articles of Incorporation, as amended, require indemnification of LSB’s directors and officers to the fullest extent permitted by law. In addition, LSB’s Bylaws describe procedures pursuant to which its directors and officers may seek indemnification and/or advancement of expenses.

     LSB has purchased standard director and officer liability insurance policies that will, subject to certain limitations, indemnify LSB and its directors and officers for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[SIGNATURES BEGIN ON THE NEXT PAGE]

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, State of North Carolina, on August 19, 2004.

LSB BANCSHARES, INC.

By:	/s/ Robert F. Lowe

Name:	Robert F. Lowe

Title:	Chairman of the Board, President and Chief Executive Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the LSB Compensation Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on August 19, 2004.

LSB BANCSHARES, INC.
COMPREHENSIVE EQUITY COMPENSATION
PLAN FOR DIRECTORS AND EMPLOYEES

LSB STOCK OPTION AND
COMPENSATION COMMITTEE

By:	/s/ Robert B. Smith, Jr.

Name:	Robert B. Smith, Jr.

Title:	Chairman of the LSB Stock Option and Compensation Committee

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Lowe and Monty J. Oliver, and each of them (with full power each to act alone), as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Robert F. Lowe Robert F. Lowe	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 19, 2004
/s/ Monty J. Oliver Monty J. Oliver	Secretary and Treasurer (Principal Financial and Accounting Officer)	August 19, 2004
/s/ Michael S. Albert Michael S. Albert	Director	August 19, 2004
Walter A. Hill, Sr.	Director
/s/ Robert B. Smith, Jr. Robert B. Smith, Jr.	Director	August 19, 2004
/s/ John W. Thomas John W. Thomas III	Director	August 19, 2004
/s/ Leonard H. Beck Leonard H. Beck	Director	August 19, 2004
/s/ Marvin D. Gentry Marvin D. Gentry	Director	August 19, 2004
/s/ Samuel R. Harris Samuel R. Harris, MD	Director	August 19, 2004
/s/ David A. Smith David A. Smith	Director	August 19, 2004
/s/ Burr W. Sullivan Burr W. Sullivan	Director	August 19, 2004
/s/ Sue H. Hunter Sue H. Hunter	Director	August 19, 2004

SIGNATURE	TITLE	DATE
/s/ Roberts E. Timberlake Roberts E. Timberlake	Director	August 19, 2004
/s/ Lloyd G. Walter, Jr. Lloyd G. Walter, Jr.	Director	August 19, 2004
/s/ Julius S. Young Julius S. Young, Jr.	Director	August 19, 2004

Index to Exhibits

Exhibit No.	Description

4.1	LSB Bancshares, Inc. Comprehensive Equity Compensation Plan for Directors and Employees, incorporated by reference to Appendix VI of LSB’s 2003 Proxy Statement filed with the SEC on March 16, 2004 (SEC File No. 000-11448).

4.2	Rights Agreement dated as of February 10, 1998 by and between LSB and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 1 of LSB’s Registration Statement on Form 8-A filed with the SEC on March 6, 1998 (SEC File No. 000-11448).

4.3	Articles of Incorporation of LSB, as amended, incorporated by reference to Exhibit 4.1 of LSB’s Registration Statement on Form S-8 filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

4.4	Bylaws of LSB, as amended, incorporated by reference to Exhibit 3.2 of LSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC on March 28, 1996 (SEC File No. 000-11448).

5	Opinion of Poyner & Spruill LLP.

23.1	Consent of Poyner & Spruill LLP (included in Exhibit 5).

23.2	Consent of Turlington and Company, L.L.P.

24	Power of Attorney (included in the signature page).